UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12a

MEDALLION FINANCIAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 1, 2026, Medallion Financial Corp. (the “Company”) provided the following letter to Glass Lewis & Co. to be distributed to its subscribers through the Glass Lewis Report Feedback Statement service. The Company also intends to distribute this letter to shareholders.

June 1, 2026

RE: 2026 Glass Lewis Proxy Report Feedback Statement

Dear Medallion Shareholders:

On May 27, 2026, Glass Lewis & Co. (“Glass Lewis”) issued its voting recommendations for the upcoming Annual Meeting of Stockholders of Medallion Financial Corp. (“Medallion” or the “Company”).

We respectfully disagree with Glass Lewis’s recommendation that shareholders vote against two of our Board’s nominees. Those nominees have been an integral part of the successful business growth overseen by our Board. Reflecting this growth, our net income before tax between 2021 and 2025 exceeded $378 million—more than the first 25 years of the Company combined. The Company re-instituted its dividend in 2022 and since that time has increased the quarterly dividend amount by 75%. Since January 31, 2017, the Company’s total shareholder return is 452%. For more detailed information, we encourage you to review the Company’s soliciting material filed with the Securities and Exchange Commission (“SEC”) and available on our website, https://www.medallion.com/investors.html.

We are distributing this feedback to you through Glass Lewis’s Report Feedback Statement service to make you aware that the 2026 Glass Lewis Proxy Report (the “Glass Lewis Report”) reflects fundamental mischaracterizations of Judge Lewis Kaplan’s decision in our since-settled litigation with the SEC and is a sharp deviation in Glass Lewis’s approach to the SEC litigation across the last four annual meetings.

We are particularly disappointed that Glass Lewis failed to meet with members of the Board, despite repeated requests, which likely would have cleared up the problems in the Glass Lewis Report. Further, after we pointed out their mischaracterization of the judicial proceeding, Glass Lewis revised the Glass Lewis Report, in effect acknowledging it had mischaracterized Judge Kaplan’s opinion. Regrettably, the revised report still uses extensive excerpts from Judge Kaplan’s opinion in manner that continues to be misleading.

The Facts About Judge Kaplan’s Opinion

As background, in December 2021 the SEC filed a lawsuit against Medallion and Mr. Andrew Murstein, along with third parties, alleging that Medallion and Mr. Andrew Murstein took improper actions to boost the Company’s stock price from 2014 through 2017 (as amended in April 2022, the “SEC Complaint”).

The Glass Lewis Report presented 32 separate excerpts from Judge Kaplan’s opinion. In its original report, Glass Lewis represented those excerpts as judicial findings of fact by Judge Kaplan and the basis for its statement that there was “material cause for concern regarding the fundamental efficacy of Medallion’s oversight and succession architecture.” That is not true. As Glass Lewis now acknowledges in its revised report, Judge Kaplan did not make judicial findings of fact regarding what Medallion or Mr. Andrew Murstein actually did.

Because Judge Kaplan was considering a motion to dismiss under Federal Rule of Civil Procedure 12(b)(6) at an early stage of the litigation, the Rule required him to simply analyze whether the SEC Complaint stated a legal basis assuming for purposes of the motion that the SEC’s factual allegations were accurate. He did not make any findings of fact, assess the credibility of the SEC’s factual allegations, or consider any countervailing facts that may have been presented by the Company if the case proceeded.

In essence, Judge Kaplan’s quotations excerpted in the Glass Lewis Report are merely repeating the same allegations made by the SEC in its complaint without confirmation of truth or accuracy. These statements reflect what was claimed by the SEC, not that anything had been proven to be true—which would not be determined until much later, at trial. Yet, even after Glass Lewis revised its report to acknowledge that these quotations do not reflect judicial fact-finding, its revised report continues to prejudicially present the allegation excerpts as if they were evidence of wrongdoing. Glass Lewis should retract this flawed analysis and its negative recommendations made based on it.

Glass Lewis’s Unexplained Shift On The Same Record

Glass Lewis’s overall negative assessment of the SEC Complaint, including the misuse of Judge Kaplan’s opinion, deviates sharply from the way Glass Lewis has approached this subject in the past. Since the SEC Complaint was filed in 2021 and amended in 2022, Glass Lewis has recommended in favor of all of the Board’s nominees in four consecutive elections—including twice recommending in favor of Mr. Andrew Murstein, mostly recently in 2025 after Judge Kaplan’s decision had been public for months.

During its 2024 proxy contest, the same dissident as in this proxy contest criticized the cost of defending against the SEC Complaint and called for the Board to resolve the claims. The Company acknowledged that independent directors were focused on resolving the matter. In its 2024 proxy report, Glass Lewis reviewed the dissident’s concerns and recommended for all of the Board’s nominees, concluding that:

“We certainly acknowledge the Dissident has raised some valid points regarding the need for the Company to resolve the SEC complaint promptly, and we also understand that such litigation may require additional time to resolve. However, we believe this issue is being adequately addressed by the board.”

Consistent with the Company’s strategy, the Board, led by its independent directors, oversaw a resolution of the SEC Complaint, halting the costs of the litigation on terms the Board believes were reasonable and in the best interests of the Company and its shareholders. In December 2024, the Company and Mr. Andrew Murstein reached an agreement in principle to settle the matter. On May 30, 2025, that settlement became effective.

Even though Glass Lewis acknowledged the importance of resolving the SEC Complaint in its 2024 report, now that the Board has done so—without admissions of any allegations, and without material restrictions on the business or its personnel—Glass Lewis turns that settlement back on the Company as evidence that the allegations had merit. Its revised report states that “the scope of those charges and the nature of Medallion and Andrew Murstein’s subsequent settlement of them gives material cause for concern regarding the fundamental efficacy of Medallion’s oversight and succession architecture.”

This conclusion is unwarranted and Glass Lewis’s about-face is suspect. The SEC’s factual allegations—which are unproven and have not been admitted by the Company or Mr. Andrew Murstein—have been fully disclosed for four years and been addressed in multiple proxy contests. Yet, Glass Lewis had never previously taken any negative actions based on this alleged record. Further, while vindication at trial may have been preferrable, the settlement does not restrict the business and entails no admissions of wrongdoing. Put simply, the Board made a reasoned business judgment that litigation was proving time-consuming and costly, and the available settlement terms were in the best interests of the Company. Glass Lewis’s analysis penalizes the Company for properly exercising this judgment and fails to consider whether the settlement was in the best interest of the Company and the shareholders.

Likewise, Glass Lewis now claims that Ms. Hallenbeck is responsible for “ineffective oversight of and independent investigation into the conduct of Andrew Murstein” despite having concluded in 2024 that the SEC Complaint, in the words of Glass Lewis, was being “adequately addressed by the board.” Glass Lewis did not provide any evidence that would justify the change in its stance. In fact, Ms. Hallenbeck and the other independent directors of the Board were materially involved in this matter, resulting in the favorable resolution of the SEC Complaint without admitting or denying the claims in the complaint.

Concerns About Unproven Allegations Should Extend to Eric Kelly’s Alleged Improprieties

Glass Lewis also has been inconsistent in its treatment of at least one of the board candidates proposed on the dissident slate. Specifically, we are surprised that Glass Lewis failed to address the litigation involving Eric Kelly — whose election Glass Lewis supports — who is a defendant in a wrongful termination lawsuit that alleges that Mr. Kelly fired the CFO of OT Global Protection LLC two hours after he reported that Mr. Kelly pressured the finance team to deviate from US GAAP, divert revenue for personal benefit, and engage in tax avoidance schemes. Specifically, the fired CFO alleges in the amended complaint that:

•

“Kelly and/or MacFarlane created multiple legal entities, including OT Global, OTGT, OT Financial Services LLC, and B2T, which they used to funnel business away from Overland and to secretly transfer money to themselves.”

•

“Seeking to avoid or defer tax on the multi-million dollar prepayment deposit, based on his new knowledge of section 451, Kelly had changed his position and claimed that OT Global had inventory risk under the agreement. . . . Plaintiff told Kelly that continuing in this manner would at the very least constitute tax avoidance and at worst, tax evasion. Kelly nonetheless demanded that Plaintiff modify the previously completed 2021 financial statements to assume OT Global had inventory risk.”

•

“Plaintiff expressed his concerns that OT Global was departing from GAAP principles, which was problematic. Plaintiff also raised issues regarding OT Global’s likely violations of the tax code if Kelly did not allow the accounting group to book GAAP adjustments for inventory. Kelly responded, ‘I have to certify and sign off on the numbers and the numbers will be my numbers, not accounting numbers.’”

•	“Kelly insisted that he would be the only person with signature authority on the accounts, even after Plaintiff advised Kelly that this was a fundamental violation of internal control . . . .”[1]

Trial in this litigation is currently set for December 14, 2026. Glass Lewis does not address those serious allegations and does not explain why they were not relevant to its recommendations.

SEC Matter Was Fully Considered in Executive Succession

Glass Lewis also expressed its concern that the Board elevated Mr. Andrew Murstein to Chief Executive Officer. We believe the Glass Lewis Report did not give serious consideration to his significant qualifications for this role—including 30 years as President, where he served as the chief architect of the growth in the Company’s business. Instead of discussing performance, Glass Lewis simply hurled the spurious allegation that it reflected “lineage.” If Glass Lewis had actually met with board members as offered, it would have learned that the independent directors thoroughly considered the merits of the SEC’s allegations in the context of the Company’s performance and Mr. Andrew Murstein’s management and leadership qualifications during the succession planning process that resulted in his appointment as CEO.

We believe that the misleading presentation of quotations from Judge Kaplan’s decision as fact-finding, which it clearly was not, the about-face on the value of the SEC settlement, and failure to consider Eric Kelly’s alleged improprieties should be corrected by Glass Lewis. We urge shareholders not to rely on Glass Lewis’s negative recommendations of the Company’s nominees, which are based on those fundamentally flawed assessments. We are confident that shareholders who conduct their own independent evaluation will conclude that unanimous support for the Company’s nominees is warranted.

/s/ Brent O. Hatch	/s/ Marisa Silverman
Brent O. Hatch	Marisa Silverman
Lead Independent Director	Executive Vice President and General Counsel

Important Additional Information and Where to Find It

Medallion has filed its definitive proxy statement, accompanying WHITE universal proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for Medallion’s upcoming 2026 Annual Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING MEDALLION’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investor Relations” section of Medallion’s website at www.medallion.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

[1]

Dale Lindly vs. OT Global Protection LLC, Eric Kelly, et al., Case No. C22-01066, in the Superior Court of the State of California (filed May 26, 2022, as amended October 21, 2024). Emphasis in quotes are added.

Investor Relations

InvestorRelations@medallion.com

212-328-2176

The Equity Group Inc.
Lena Cati	Val Ferraro
lcati@theequitygroup.com	vferraro@theequitygroup.com
(212) 836-9611	(212) 836-9633